Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-219206
GS Finance Corp. $675,000 Hang Seng China Enterprises Index-Linked Trigger Notes due 2019 guaranteed by The Goldman Sachs Group, Inc.
The notes do not bear interest.  The amount that you will be paid on your notes on the stated maturity date (September 18, 2019) is based on the performance of the Hang Seng China Enterprises Index as measured from the trade date (August 31, 2018) to each of the averaging dates (September 9, 10, 11, 12 and 13, 2019).
If the final index level, which is the arithmetic average of the closing levels of the index on each of the averaging dates, is equal to or greater than 80% of the initial index level of 10,875.58, then the return on your notes will equal the greater of (i) 0% and (ii) the index return (the percentage increase or decrease in the final index level from the initial index level), subject to a maximum settlement amount of $1,280 for each $1,000 face amount of your notes.
If the final index level is less than 80% of the initial index level, then the return on your notes will equal the index return. Therefore, you could receive less than the face amount of your notes on the stated maturity date and you will lose your entire investment in the notes if the final index level is zero.
On the stated maturity date, for each $1,000 face amount of your notes you will receive an amount in cash equal to:
●	if the final index level is equal to or greater than 80% of the initial index level, the sum of (a) $1,000 plus (b) the greater of:
●	the product of the index return times $1,000, subject to the maximum settlement amount of $1,280; and
●	the product of 0% times $1,000; or
●	if the final index level is less than 80% of the initial index level, the sum of (a) $1,000 plus (b) the product of the index return times $1,000.
You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-13.
The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $982 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.
Original issue date:	September 6, 2018	Original issue price:	100% of the face amount
Underwriting discount:	1.1% of the face amount	Net proceeds to the issuer:	98.9% of the face amount
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Goldman Sachs & Co. LLC	JPMorgan Placement Agent
Pricing Supplement No. 4,143 dated August 31, 2018.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.
GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes
The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $982 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $13 per $1,000 face amount).
Prior to February 28, 2019, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through February 27, 2019). On and after February 28, 2019, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus
The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.  This prospectus includes this pricing supplement and the accompanying documents listed below.  This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:
●     Product supplement no. 1,740 dated July 10, 2017
●     General terms supplement no. 1,734 dated July 10, 2017
●     Prospectus supplement dated July 10, 2017
●     Prospectus dated July 10, 2017
The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, references to the “accompanying general terms supplement no. 1,734” mean the accompanying general terms supplement no. 1,734, dated July 10, 2017, and references to the “accompanying product supplement no. 1,740” mean the accompanying product supplement no. 1,740, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.
This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Trigger Notes” on page S-36 of the accompanying product supplement no. 1,740 and “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 1,734. Please note that certain features, as noted below, described in the accompanying product supplement no. 1,740 and general terms supplement no. 1,734 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 1,740 or the accompanying general terms supplement no. 1,734.

Key Terms
Issuer:	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	The Hang Seng China Enterprises Index (Bloomberg symbol, “HSCEI Index”), as published by The Hang Seng Indexes Company Limited
Specified currency:	U.S. dollars (“$”)
Terms to be specified in accordance with the accompanying product supplement no. 1,740:
●    type of notes: notes linked to a single underlier
●    exchange rates: not applicable
●    averaging dates: yes, as described below
●    redemption right or price dependent redemption right: not applicable
●    cap level: yes, as described below
●    measurement period: not applicable

● buffer level: not applicable
● supplemental amount: not applicable
Face amount:
each note will have a face amount of $1,000; $675,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Denominations:	$10,000 and integral multiples of $1,000 in excess thereof
Purchase at amount other than face amount:	the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes,

so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment.  See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-15 of this pricing supplement.

Supplemental discussion of U.S. federal income tax consequences:
you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-43 of the accompanying product supplement no. 1,740. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2019.

Cash settlement amount (on the stated maturity date):
for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:
●        if a trigger event does not occur, the sum of (i) $1,000 plus (ii) the greater of:
●       the product of the underlier return times the upside participation rate times $1,000, subject to the maximum settlement amount; and
●       the product of the contingent minimum return times $1,000; or
●        if a trigger event occurs, the sum of (i) $1,000 plus (ii) the product of the underlier return times $1,000

Initial underlier level:	10,875.58
Final underlier level:
the arithmetic average of the closing levels of the underlier on each of the averaging dates, except in the limited circumstances described under “Supplemental Terms of the Notes —Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734

Underlier return:	the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage
Upside participation rate:	100%
Cap level:	128% of the initial underlier level
Maximum settlement amount	$1,280
Trigger event:	the final underlier level has declined, as compared to the initial underlier level, by more than the trigger buffer amount
Trigger buffer amount:	20%
Contingent minimum return:	0%
Trade date:	August 31, 2018
Original issue date (settlement date):	September 6, 2018
Determination date:
the final averaging date, September 13, 2019, subject to adjustment as described under “Supplemental Terms of the Notes —Averaging Dates” on page S-18 of the accompanying general terms supplement no. 1,734

Stated maturity date:	September 18, 2019, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,734
Averaging dates:
September 9, 2019, September 10, 2019, September 11, 2019, September 12, 2019 and September 13, 2019, each subject to postponement as described under “Supplemental Terms of the Notes — Averaging Dates” on page S-18 of the accompanying general terms supplement no. 1,734

No interest:	the offered notes do not bear interest
No listing:	the offered notes will not be listed on any securities exchange or interdealer quotation system
No redemption:	the offered notes will not be subject to redemption right or price dependent redemption right
Closing level:	as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-31 of the accompanying general terms supplement no. 1,734
Business day:	as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,734
Trading day:	as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-31 of the accompanying general terms supplement no. 1,734
Use of proceeds and hedging:	as described under “Use of Proceeds” and “Hedging” on page S-41 of the accompanying product supplement no. 1,740
ERISA:	as described under “Employee Retirement Income Security Act” on page S-50 of the accompanying product supplement no. 1,740
Supplemental plan of distribution; conflicts of interest:
as described under “Supplemental Plan of Distribution” on page S-51 of the accompanying product supplement no. 1,740 and “Plan of Distribution — Conflicts of Interest” on page 94 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.

GS Finance Corp. has agreed to sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. has agreed to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 1% of the face amount.  GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on September 6, 2018. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent:	GS&Co.
CUSIP no.:	40055QVM1
ISIN no.:	US40055QVM13
FDIC:	the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

This is only a brief summary of the terms of your notes. You should read the detailed description thereof in “Summary Information” on page PS-3. Please read the terms below with the remainder of this pricing supplement, the accompanying product supplement no. 1,740, dated July 10, 2017, the accompanying general terms supplement no. 1,734, dated July 10, 2017, the accompanying prospectus supplement, dated July 10, 2017, and the accompanying prospectus, dated July 10, 2017.
Hang Seng China Enterprises Index-Linked Trigger Notes due 2019
Issued by:
GS Finance Corp.
Guaranteed by:
The Goldman Sachs Group, Inc.
Investment Objective

For investors:
•    who believe that (i) the final underlier level will increase by not more than 28% relative to the initial underlier level and (ii) the final underlier level will not decline by more than 20% relative to the initial underlier level; and
•    who want to receive (i) a one-to-one upside return if the final underlier level is greater than the initial underlier level, subject to the maximum settlement amount, or (ii) the contingent minimum return of 0% if the final underlier level declines, as compared to the initial underlier level, by up to 20%, in exchange for bearing the full downside risk if the final underlier level declines by more than 20% relative to the initial underlier level, including the risk of losing their entire investment in the notes.

Determining the Cash Settlement Amount

Your payment at maturity will be based on the underlier return and whether a trigger event occurs.  The underlier return will be calculated by subtracting the initial underlier level of 10,875.58 from the final underlier level, which is the arithmetic average of the closing levels of the underlier on each of the averaging dates, and then dividing the resulting number by the initial underlier level and expressing it as a positive or negative percentage.  A trigger event will occur if the final underlier level has declined, as compared to the initial underlier level, by more than the trigger buffer amount of 20%.
On the stated maturity date, for each $1,000 face amount of your notes:
•    if a trigger event occurs, you will receive the sum of (i) $1,000 plus (ii) the product of the underlier return times $1,000; or
•    if a trigger event does not occur, you will receive the sum of (i) $1,000 plus (ii) the greater of:
o    the product of the underlier return times $1,000, subject to the maximum settlement amount; or
o    $0.
The notes do not pay interest.  Payment on the notes is subject to the creditworthiness of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.
You could lose your entire investment in the notes.
The maximum payment that you could receive for each $1,000 face amount of your notes is limited to the maximum settlement amount of $1,280.
You should expect to hold the notes until the stated maturity date. There may be little or no secondary market for the notes. We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice.

Indicative Terms
Issuer	GS Finance Corp.
Guarantor	The Goldman Sachs Group, Inc.
Underlier	the Hang Seng China Enterprises Index
Trade Date	August 31, 2018
Settlement Date	September 6, 2018
Stated Maturity Date	September 18, 2019
Averaging Dates	September 9, 2019, September 10, 2019, September 11, 2019, September 12, 2019 and September 13, 2019
Determination Date	the final averaging date, September 13, 2019
Initial Underlier Level	10,875.58
Final Underlier Level	the arithmetic average of the closing levels of the underlier on each of the averaging dates
Underlier Return	the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage
Trigger Event	the final underlier level has declined, as compared to the initial underlier level, by more than the trigger buffer amount
Trigger Buffer Amount	20%
Contingent Minimum Return	0%
Cap Level	128% of the initial underlier level
Maximum Settlement Amount	$1,280
Denomination	USD
CUSIP	40055QVM1
Placement Agent	JPMorgan Securities LLC
Risk Factors

You should read “Additional Risk Factors Specific to the Underlier-Linked Trigger Notes” on page S-31 of the accompanying product supplement no. 1,740, “Additional Risk Factors Specific to the Notes” on page S-1 of the accompanying general terms supplement no. 1,734 and “Additional Risk Factors Specific to Your Notes” on page PS-13 of this pricing supplement so that you may better understand the risks associated with an investment in the notes.

Hang Seng China Enterprises Index-Linked Trigger Notes due 2019
Issued by:
GS Finance Corp.
Guaranteed by:
The Goldman Sachs Group, Inc.

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that the various hypothetical final underlier levels could have on the cash settlement amount at maturity assuming all other variables remain constant.

Hypothetical Cash Settlement Amount
Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
	Trigger Event Has Not Occurred	Trigger Event Has Occurred
150.000%	128.000%	N/A
140.000%	128.000%	N/A
130.000%	128.000%	N/A
128.000%	128.000%	N/A
120.000%	120.000%	N/A
110.000%	110.000%	N/A
100.000%	100.000%	N/A
95.000%	100.000%	N/A
80.000%	100.000%	N/A
79.999%	N/A	79.999%
60.000%	N/A	60.000%
50.000%	N/A	50.000%
25.000%	N/A	25.000%
0.000%	N/A	0.000%

Additional Terms Specific to Your Notes
You should read this pricing supplement together with the prospectus dated July 10, 2017, the prospectus supplement dated July 10, 2017, the general terms supplement no. 1,734 dated July 10, 2017 and the product supplement no. 1,740 dated July 10, 2017. You may access these documents on the SEC website at sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated July 10, 2017:
https://www.sec.gov/Archives/edgar/data/886982/000119312517224447/d356650d424b2.htm
Prospectus supplement dated July 10, 2017:
https://www.sec.gov/Archives/edgar/data/886982/000119312517224493/d393410d424b2.htm
General terms supplement no. 1,734 dated July 10, 2017:
https://www.sec.gov/Archives/edgar/data/886982/000119312517224511/d420249d424b2.htm
Product supplement no. 1,740 dated July 10, 2017:
https://www.sec.gov/Archives/edgar/data/886982/000119312517224515/d393379d424b2.htm

HYPOTHETICAL EXAMPLES
The following examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the averaging dates could have on the cash settlement amount at maturity assuming all other variables remain constant.
The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, and no one can predict what the underlier level will be on any averaging date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-13 of this pricing supplement.  The information in the examples also reflects the key terms and assumptions in the box below.
Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	100%
Cap level	128% of the initial underlier level
Maximum settlement amount	$1,280
Contingent minimum return	0%
Trigger buffer amount	20%
Neither a market disruption event nor a non-trading day occurs on any of the originally scheduled averaging dates

No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at the face amount and held to the stated maturity date
For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement.  For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level.  The amounts in the middle column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), assuming that a trigger event does not occur (i.e., the final underlier level has not declined, as compared to the initial underlier level, by more than the trigger buffer amount), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), assuming that a trigger event occurs (i.e., the final underlier level has declined, as compared to the initial underlier level, by more than the trigger buffer amount),and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.
Hypothetical Final Underlier Level	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
(as Percentage of Initial Underlier Level)	Trigger Event Has Not Occurred	Trigger Event Has Occurred
150.000%	128.000%	N/A
140.000%	128.000%	N/A
130.000%	128.000%	N/A
128.000%	128.000%	N/A
120.000%	120.000%	N/A
110.000%	110.000%	N/A
100.000%	100.000%	N/A
95.000%	100.000%	N/A
80.000%	100.000%	N/A
79.999%	N/A	79.999%
60.000%	N/A	60.000%
50.000%	N/A	50.000%
25.000%	N/A	25.000%
0.000%	N/A	0.000%
If, for example, a trigger event has occurred and the final underlier level were determined to be 50.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 50.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 50.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).
If, for example, a trigger event has not occurred and the final underlier level were determined to be 95.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above. Since a trigger event has not occurred and the hypothetical underlier return of -5.000% is less than the contingent minimum return of 0.000%, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above. If, however, the final underlier level were determined to be 110.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 110.000% of the face amount of your notes, as shown in the table above. Since a trigger event has not occurred and the hypothetical underlier return of 10.000% is greater than the contingent minimum return of 0.000%, the cash settlement amount that we would deliver on your notes at maturity would be 110.000% of the face amount of your notes as shown in the table above.  In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 128.000% of each $1,000 face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 128.000% of the initial underlier level.
The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the averaging dates and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Trigger Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-33 of the accompanying product supplement no. 1,740.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final underlier level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,734 and under “Additional Risk Factors Specific to the Underlier-Linked Trigger Notes” in the accompanying product supplement no. 1,740. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying general terms supplement no. 1,734 and the accompanying product supplement no. 1,740. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.
In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “Additional Risk Factors Specific to the Underlier-Linked Trigger Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-33 of the accompanying product supplement no. 1,740.
The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Trigger Notes — Your Notes May Not Have an Active Trading Market” on page S-33 of the accompanying product supplement no. 1,740.
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.
The Cash Settlement Amount on Your Notes Is Linked to the Closing Level of the Underlier on Five Averaging Dates
The underlier return will be based on the arithmetic average of the underlier closing levels on each of the five averaging dates (each of which is subject to postponement in the case of market disruption events or non-trading days), and therefore not the simple performance of the underlier over the life of your notes.  For example, if the closing level of the underlier dramatically increased on the last averaging date (in other words, the determination date), the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked only to the closing level of the underlier on that last averaging date.
You May Lose Your Entire Investment in the Notes
You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the Hang Seng China Enterprises Index as measured from the initial underlier level to the closing level on each of the averaging dates.  If a trigger event has occurred, the amount in cash you will receive on your notes on the stated maturity date, if any, will be less than the face amount of your notes.  Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.
Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Underlier Level
If a trigger event occurs, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a 20% drop between the initial underlier level and the final underlier level will not result in a loss of principal on the notes (since a trigger event will not have occurred), a decrease in the final underlier level to less than 80% of the initial underlier level may result in a loss of a significant portion of the principal amount of the notes despite only a small change in the underlier level.

Your Notes Do Not Bear Interest
You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
The Potential for the Value of Your Notes to Increase Will Be Limited
Your ability to participate in any change in the value of the underlier over the life of your notes will be limited because of the cap level.  The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the life of your notes.  Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected
The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.  In addition, the impact of the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount.  For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.
The Underlier is Concentrated in the Financials Industry
The underlier stocks are concentrated in the Financials industry, which means that the underlier is more likely to be more adversely affected by any negative performance of the Financials industry than an index that has more diversified holdings across a number of industries. Companies in the Financials industry can be affected by, among other things, business cycle fluctuations, competition, government regulation, a change in interest rates, and a change in a company’s credit rating.
 An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
The value of your notes is linked to an underlier that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.
Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future
The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion of income in respect of your notes.
The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes.  Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-43 of the accompanying product supplement no. 1,740. You should consult your tax advisor about this matter.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-43 of the accompanying product supplement no. 1,740 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.
United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Notes
The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of the notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlier during the term of the notes. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2019, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIER
 The Hang Seng China Enterprises Index (also referred to herein as the “index”):
•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first launched on August 8, 1994 based on an initial value of 1,000 but was rebased with a value of 2,000 as at January 3, 2000; and
•	is sponsored by Hang Seng Indexes Company Limited (“HSI Company Limited”), a wholly-owned subsidiary of Hang Seng Bank.
The Hang Seng China Enterprises Index is a free-float market capitalization weighted stock market index compiled, published and managed by HSI Company Limited. The Hang Seng China Enterprises Index serves as a benchmark to track the performance of mainland securities primarily listed on the Main Board of the Stock Exchange of Hong Kong Ltd. (“HKEX”). A mainland security is defined as a Hong Kong-listed security that has at least 50% of its sales revenue (or profit or assets, if relevant) derived from the mainland. Mainland securities include H-shares, Red-chips and P-chips. A Red-chip is a mainland security with a minimum 30% of its shareholdings held by a mainland entity or entities (including state-owned organisations and provincial or municipal authorities of the mainland). A P-chip is a mainland security that is not classified as an H-share or a Red-chip. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese enterprises. Additional information about the Hang Seng China Enterprises Index is available on the following website: hsi.com.hk/HSI-Net/HSI-Net. Additional information about the HKEX is available on the following website: hkex.com.hk. We are not incorporating by reference the websites or any material they include in this pricing supplement.
 The underlier sponsor divides the Hang Seng China Enterprises Index into industry sectors. Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
Top Ten Constituent Stocks by Weight
as of July 31, 2018
Stock	Percentage (%)*
Ping An	10.20
CCB	9.66
ICBC	9.63
Bank of China	8.33
Sinopec Corp	5.50
China Life	4.15
Tencent	3.83
Petrochina	3.60
China Mobile	3.59
CM Bank	3.41
*Information on constituent stocks is available at
https://www.hsi.com.hk/static/uploads/contents/en/dl_centre/factsheets/hsceie.pdf

Stock Weightings by Sector
as of July 31, 2018

Sector	Percentage (%)*
Energy	12.75
Materials	0.00
Industrial Goods	0.86
Consumer Goods	5.47
Services	0.42
Telecommunications	4.98
Utilities	2.08
Financials	63.85
Properties & Construction	5.23
Information Technology	3.83
Conglomerates	0.53
*Information on industry weightings is available at
https://www.hsi.com.hk/static/uploads/contents/en/dl_centre/factsheets/hsceie.pdf
Percentages may not sum to 100% due to rounding.

Composition and Selection Criteria
The universe of possible constituent stocks of the Hang Seng China Enterprises Index is comprised of mainland securities primarily listed on the Main Board of the HKEX, excluding stocks that are secondary listings, preference shares, debt securities, mutual funds and other derivatives. A collective total of 10 Red-chips and P-chips were added to the Hang Seng China Enterprises Index with the regular index rebalancing in March 2018, bringing the total number of index constituents to 50. Due to the different risk profiles of Red-chips and P-chips as compared to H-shares, different eligibility screenings are applied for potential incoming Red-chips and P-chips constituents than are applied to potential H-shares constituents.
H-shares Selection
From the universe of all eligible H-share companies, constituent stocks are removed from or added to the Hang Seng China Enterprises Index quarterly based on the following eligibility screening and selection process:
•	Listing history requirement. Constituent stocks should be listed for at least one month starting from the listing date to the review cut-off date (both dates inclusive).
•
Turnover screening. Turnover velocity in each of the past 12 months is calculated for each stock as the quotient of the median of daily traded shares in a specific calendar month divided by the free-float-adjusted issued shares at month end. A stock is regarded as passing the monthly turnover test if it attains a minimum velocity of 0.1% in that month.

•
High shareholding concentration. Constituent stocks with high shareholding concentration according to the “High Shareholding Concentration Announcement” posted on the Securities and Futures Commission’s website will not be eligible for inclusion in the index.

•	New constituents. A new constituent stock must have maintained a 0.1% turnover velocity for at least ten out of the past 12 months and in each of the three most recent months.
•
Existing constituents. An existing constituent stock must have maintained 0.1% turnover velocity for at least ten out of the past 12 months or, for months when an existing constituent does not meet the 0.1% turnover velocity, it must have had a monthly aggregate turnover among the top 90th percentile of the total market, where the total market is defined as including securities primarily listed on the Main Board of the HKEX, excluding securities that are secondary listings, foreign companies, preference shares, debt securities, mutual funds or other derivatives.

•
Constituents with less than 12 months trading history. A stock with a trading history of less than six months must have attained a minimum turnover velocity of 0.1% for all trading months. A stock with a trading history of at least six months, but less than 12 months, may not have more than one month in which it has failed to attain a velocity of at least 0.1% and, for the latest three months, must have attained 0.1% for all trading months if the stock is not an existing constituent. The criteria in the preceding two sentences also applies to a stock that has transferred from Growth Enterprise Market to the Main Board of the HKEX in the 12 months before the data review cut-off date at the end of each fiscal quarter (March, June, September and December).

The eligible H-share stocks are ranked by highest combined market capitalization. Existing H-share constituents ranked 49th or lower are removed from the Hang Seng China Enterprises Index while non-constituents ranked 32nd or higher are included. Stocks will thereafter be removed (by lowest combined market capitalization) or added (by highest combined market capitalization) until the number of H-share constituents reaches 40. Combined market capitalization is the sum of (i) full market capitalization, in terms of average month-end market capitalization in the past 12 months, and (ii) free-float-adjusted market capitalization, in terms of 12-month average market capitalization after free-float adjustment, each weighted by 50%. The average of the past month-end market capitalization since listing is used for stocks with a listing history of less than 12 months. If two stocks have the same combined market capitalization ranking, a higher rank is assigned to the stock with the higher full market capitalization.
P-chip and Red-chip Selection
Along with the eligibility criteria applied to eligible H-share companies, P-chip and Red-chip companies must meet the following additional eligibility criteria:
•
Listing history requirement. Constituent stocks listed through an IPO should be listed for at least three years, starting from the listing date to the review cut-off date (both dates inclusive); constituent stocks listed through a backdoor listing should be listed for at least six years starting from the listing date to the review cut-off date (both dates inclusive).

•
Price volatility. The past one-month, three-month and twelve-month historical price volatility (i.e., standard deviation of the daily logarithmic return for the past one, three and 12 months to the data cut-off date) of a potential constituent should not be more than three times the historical price volatility for the index for the respective period.

•
Financial. A company’s net profit attributable to its equity holders, net cash generated from operating activities and cash dividends must be greater than zero for the past three consecutive fiscal years.

•	No suspension. A stock will not be eligible if its trading has been suspended for a complete month in the past one month before the review cut-off date.
Like the eligible H-shares companies, the eligible P-chip and Red-chip companies are ranked by highest combined market capitalization for selection. The top ten eligible Red-chip and P-chip stocks with the highest combined market captalization will be selected as constituents of the index. No buffer zone will be applied for these ten constituents. Red-chip and P-chip constituents will remain unchanged until the end of the transition period (i.e., until the March 2019 rebalancing). However, Hang Seng Indexes Company Ltd retains the right to make changes to the Red-chip and P-chip constituents in the case of any exceptional circumstances.
The 10 additional P-chip and Red-chip constituents will initially be added to the Hang Seng China Enterprises Index in five phases over a period of twelve months beginning with the rebalancing in March 2018. Throughout the transition period (from March 2018 rebalancing to March 2019 rebalancing), constituent selection for Red-chips and P-chips will only be performed once at the beginning of the transition period. The data cut-off date was December 31, 2017.
In March 2018, the 10 constituents were added to the Hang Seng China Enterprises Index with an inclusion factor of 0.2 and an adjusted cap level of 2%. Over each quarterly rebalancing, the inclusion factor and adjusted cap level will be incrementally increased until the inclusion factor is equal to 1.0 and the adjusted cap level is equal to 10% in connection with the March 2019 rebalancing. The inclusion factors for the rebalancings are listed below:
Rebalancing Month	Inclusion Factor
March 2018	0.2
June 2018	0.4
September 2018	0.6
December 2018	0.8
March 2019	1.0
The underlier sponsor divides the Hang Seng China Enterprises Index into eleven industry sectors: Conglomerates, Consumer Goods, Consumer Services, Energy, Financials, Industrials, Information Technology, Materials, Properties & Construction, Telecommunications and Utilities.
Calculation Methodology
The Hang Seng China Enterprises Index is calculated using a free-float-adjusted market-weighted capitalization methodology. The discussion below describes the “price return” calculation of the Hang Seng China Enterprises Index. The applicable pricing supplement will describe the calculation if the underlier for your notes is not the price return calculation. Under this methodology, the following shareholdings, when exceeding 5% of shareholdings in the company on an individual basis, are viewed as non-free float and are excluded for index calculation purposes:

•	Strategic holdings: shares held by governments and affiliated entities or any other entities which hold substantial shares in a company are considered as non-free float unless otherwise proved;
•	Directors’ and management holdings: shares held by directors, members of the board committee, principal officers or founding members;
•	Corporate cross-holdings: shares held by publicly traded companies or private firms/institutions; and
•	Lock-up shares: shares that are subject to a publicly disclosed lock-up arrangement.
A free-float adjustment factor representing the proportion of shares that is free floated as a percentage of the issued shares is rounded up to the nearest whole percentage for free-float adjustment factors of less than 10% and is otherwise rounded up to the nearest multiple of 5%. Free-float adjustment factors are reviewed quarterly. For companies with more than one class of shares, free-float adjustment factors will be calculated separately for each class of shares. A cap of 10% on individual stock weightings is applied, such that no individual constituent in the index will have a weighting exceeding a predetermined cap level on the index capping date.
The Hang Seng China Enterprises Index is calculated and disseminated every 2 seconds during trading hours on each trading day of the HKEX and is calculated as the product of (i) the current aggregate free-float-adjusted market capitalization of constituents divided by the previous trading day’s aggregate free-float-adjusted market capitalization of constituents, (ii) multiplied by the previous trading day’s closing index level. The current aggregate free-float-adjusted market capitalization of constituents on any trading day is the sum of the current free-float-adjusted market capitalizations of the constituents, which for each constituent is the product of the current price of the constituent, the actual total number of each class of H-shares issued by the constituent, the free-float adjustment factor for the constituent (which is between zero and 1) and the cap factor for the constituent (which is between zero and 1). A cap factor is calculated quarterly, such that no individual constituent in the index will have a weighting exceeding 10% on the index capping date. The previous trading day’s aggregate free-float-adjusted market capitalization of constituents is the sum of the previous trading day’s free-float-adjusted market capitalizations of the constituents, which for each constituent is the product of the closing price of the constituent on the previous trading day, the actual total number of each class of H-shares issued by the constituent, the free-float adjustment factor for the constituent (which is between zero and 1) and the cap factor for the constituent (which is between zero and 1), in each case as determined on that trading day.
Index Rebalancing
The adjustment of the free-float adjustment factor, the calculation of the cap factor, and the update of issued shares is undertaken quarterly.
The index may also be adjusted on an ad hoc basis in the event of certain corporate actions and events. A minimum notice period of two trading days will be given to index users for any ad hoc rebalancing. For corporate actions, including bonus issues, listed distributions of stock of another company, rights issues, stock splits and stock consolidations, the issued shares will be updated simultaneously with the corporate action adjustment and will take effect on the ex-date. Other corporate events, including placing and issuance of new shares, will result in an adjustment to the free-float factor if the number of free-float issued shares changes by more than 10%. After the update, the index will be recapped if the weighting of any capped constituent fell below 5 percentage points from the cap level, or the weighting of any constituent is higher than 5 percentage points above the cap level.
Initial weightings of the Red-chip and P-chip constituents are derived in accordance with their free-float adjusted market capitalization and are capped at 10%. The initial weightings of the 10 Red-chip and P-chip constituents will be multiplied by the applicable inclusion factor for that particular rebalancing. The resultant figures will be the final weightings for the Red-chip and P-chip constituents. Any excessive weightings arising from the application of the inclusion factors will be re-distributed to H-share constituents with weightings of less than 10% in proportion to their original weightings. If, subsequent to the re-distribution, H-share constituents with weightings of more than 10% emerge, they will be capped at 10% and the excessive weightings will be re-distributed to the H-share constituents with weightings of less than 10% in proportion to their redistributed weightings. The last step will be repeated until none of the constituents has a weighting of more than 10%.
In the event of ad hoc constituent changes, the index will only be recapped if the weighting of a newly included constituent is higher than the cap level. For ad hoc constituent deletion, no recapping will be undertaken.

Trading Halt or Suspension
Whether or not to remove a suspended constituent from the Hang Seng China Enterprises Index and replace it with an appropriate candidate will be determined in the regular index reviews. Should a suspended constituent be removed from the Hang Seng China Enterprises Index, its last traded price may be adjusted down to the lowest price in the system (i.e. $0.0001 in the security’s price currency) or an official residual price (if available) will be used for index calculation on the trading day preceding the effective date of the constituent changes. In the event of a trading halt or suspension, the last traded price will be used for index calculation, regardless of the duration of the halt or suspension. In exceptional circumstances, a suspended constituent may be retained in the index only if it is believed that its shares are highly likely to resume trading in the near future.
Where the HKEX considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time direct a trading halt or suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKEX may also do so where: (1) an issuer fails, in a manner which the HKEX considers material, to comply with the HKEX listing rules; (2) the HKEX considers there are insufficient securities in the hands of the public; (3) the HKEX considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or (4) the HKEX considers that the issuer or its business is no longer suitable for listing.
In the following circumstances, when an announcement cannot be made promptly, an issuer must apply for a trading halt or suspension of its own accord, and such request for a trading halt or suspension will normally be acceded to: (1) where the issuer has information that, in the view of the HKEX, there is or there is likely to be a false market (i.e., where there is material misinformation or materially incomplete information in the market which is compromising proper price discovery) in the issuer’s securities; (2) where the issuer reasonably believes that there is inside information which must be disclosed under the HKEX’s inside information rules; or (3) where the issuer reasonably believes or it is reasonably likely that confidentiality may have been lost in respect of certain inside information.
In the following circumstances, pending an announcement, an issuer must apply for a trading halt or suspension of its own accord, and such request for a trading halt or suspension will normally be acceded to: (1) where the issuer has signed an agreement in respect of a share transaction, major transaction, very substantial disposal, very substantial acquisition or reverse takeover and the required announcement has not been published on a business day; (2) where the issuer has signed an agreement in respect of a notifiable transaction, which the issuer reasonably believes would require disclosure under the HKEX’s inside information rules; or (3) where the issuer has finalized the major terms of an agreement in respect of a notifiable transaction, which the issuer reasonably believes would require disclosure under the HKEX’s inside information rules, and the issuer considers that the necessary degree of security cannot be maintained or that the security may have been breached.
An issuer may request a suspension (other than a trading halt), and such request will normally only be acceded to in the following circumstances: (1) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions in such cases will normally only be appropriate where no previous announcement has been made); (2) to maintain an orderly market as determined by the HKEX; (3) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required; (4) where the issuer is no longer suitable for listing, or becomes a “cash” company (a company whose net assets are comprised significantly of cash); (5) where the issuer is going into receivership or liquidation; or (6) where the issuer confirms that it will be unable to meet its obligation to disclose periodic financial information in accordance with the HKEX’s listing rules.
Trading on the HKEX
Trading on the HKEX is fully electronic through an Automatic Order Matching and Execution System. Trading on the HKEX takes place each Monday to Friday (excluding public holidays). The trading day consists of a pre-opening auction session from 9:00 a.m. to 9:30 a.m., followed by a morning trading session from 9:30 a.m. to 12:00 p.m., and an afternoon trading session from 1:00 p.m. to 4:00 p.m. (Hong Kong time). The HKEX recently implemented a closing auction session, which lasts for approximately 8 to 10 minutes after the close of the afternoon trading session at 4:00pm. During the closing auction, market participants who want to trade at the closing price input buy and sell orders. These orders then form a consensus closing price for each stock and orders are executed at that price. The index level will not be updated during the closing auction session, and the closing level of the index will be determined at the conclusion of the closing auction session.

Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trades is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System. Because of the time differences between New York City and Hong Kong, on any normal trading day, using the last reported closing prices of the constituent stocks on the HKEX, the closing level of the Hang Seng China Enterprises Index on any such trading day generally will be calculated, published and disseminated in the United States by the opening of business in New York on the same business day.
In the event that the constituent stock prices are not available from the HKEX due to a market disruption event, the underlier sponsor will suspend real-time dissemination of the index level and will resume index services depending on the market activity recovery of the HKEX.
License Agreement between Hang Seng Indexes Company Limited and GS Finance Corp.
GS Finance Corp. has entered into a non-exclusive license agreement with Hang Seng Indexes Company Limited (“HSI Company Limited”) and Hang Seng Data Services Limited, in exchange for a fee, whereby GS Finance Corp. will be permitted to use the index in connection with the offer and sale of the notes. GS Finance Corp. is not affiliated with HSI Company Limited and Hang Seng Data Services Limited; the only relationship between HSI Company Limited and Hang Seng Data Services Limited and GS Finance Corp. is the licensing of the use of the index and related trademarks.
Neither GS Finance Corp. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the index or any successor index.
The index is published and compiled by HSI Company Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name “Hang Seng China Enterprises Index” are proprietary to Hang Seng Data Services Limited. HSI Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the index by GS Finance Corp. in connection with the notes, BUT NEITHER HSI COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Company Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/ OR REFERENCE TO THE INDEX BY GS FINANCE CORP. IN CONNECTION WITH THE NOTES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI COMPANY LIMITED IN THE COMPUTATION OF THE INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the notes in any manner whatsoever by any broker, holder or other person dealing with the notes. Any broker, holder or other person dealing with the notes does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Company Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

Historical Closing Levels of the Underlier
The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.
You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.
Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical closing levels shown below.
The graph below shows the daily historical closing levels of the underlier from August 31, 2008 through August 31, 2018. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

VALIDITY OF THE NOTES AND GUARANTEE
In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this pricing supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement no. 1,740, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement no. 1,740, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement no. 1,740, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement
Page
Summary Information	PS-3
Hypothetical Examples	PS-10
Additional Risk Factors Specific to Your Notes	PS-13
The Underlier	PS-18
Validity of the Notes and Guarantee	PS-26

Product Supplement No. 1,740 dated July 10, 2017
Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Trigger Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Trigger Notes	S-31
General Terms of the Underlier-Linked Trigger Notes	S-36
Use of Proceeds	S-41
Hedging	S-41
Supplemental Discussion of Federal Income Tax Consequences	S-43
Employee Retirement Income Security Act	S-50
Supplemental Plan of Distribution	S-51
Conflicts of Interest	S-54

General Terms Supplement No. 1,734 dated July 10, 2017
Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-16
The Underliers	S-36
S&P 500® Index	S-40
MSCI Indices	S-46
Hang Seng China Enterprises Index	S-55
Russell 2000® Index	S-61
FTSE® 100 Index	S-69
EURO STOXX 50® Index	S-75
TOPIX	S-82
The Dow Jones Industrial Average®	S-87
The iShares® MSCI Emerging Markets ETF	S-91
Use of Proceeds	S-94
Hedging	S-94
Employee Retirement Income Security Act	S-95
Supplemental Plan of Distribution	S-96
Conflicts of Interest	S-98

Prospectus Supplement dated July 10, 2017
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21

Prospectus dated July 10, 2017
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$675,000

GS Finance Corp.

Hang Seng China Enterprises Index-Linked Trigger Notes due 2019
guaranteed by
The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC

JPMorgan
Placement Agent